Exhibit 99.2

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336 (mobile)

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS UPDATED PHASE 1 DATA OF IPI-145 IN

INDOLENT NON-HODGKIN LYMPHOMA AT ASH ANNUAL MEETING

– IPI-145 Monotherapy Highly Active in Relapsed/Refractory

Indolent Non-Hodgkin Lymphoma, with 73 Percent Overall Response Rate and

20 Percent Complete Response Rate, and Generally Well Tolerated –

– Data Support DYNAMO, Infinity’s Ongoing Phase 2 Study in Indolent Non-Hodgkin Lymphoma –

– Translational Data Further Support Ongoing Clinical Development in Indolent Non-Hodgkin

Lymphoma and Chronic Lymphocytic Leukemia –

New Orleans, La. – December 7, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced updated Phase 1 data from an ongoing study of IPI-145, its oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with relapsed/refractory indolent non-Hodgkin lymphoma (iNHL), a potentially fatal hematologic malignancy (blood cancer). Data from the study showed that IPI-145 was clinically active, with an overall response rate of 73 percent, including three complete responses, among patients receiving IPI-145 dosed at ≤ 25 mg twice daily (BID). Data also showed that 53 percent of patients remained progression free for over one year. These data support DYNAMO, the ongoing Phase 2 study of IPI-145 in patients with refractory iNHL. These findings were presented today at the 55th Annual Meeting of the American Society of Hematology Clinical Oncology (ASH).

“Despite improvements in the treatment of indolent lymphoma, better therapies are needed for patients with resistant disease. Targeted agents such as IPI-145 have the potential to be used alone and in combination with existing therapies and may replace the use of chemotherapy, possibly changing the way patients with these malignancies are treated,” commented Ian Flinn, M.D., Ph.D., director, hematologic malignancies program, Sarah Cannon Research Institute, and an investigator for the trial. “I’m excited by the activity seen in this heavily pre-treated population of patients in this Phase 1 study with indolent non-Hodgkin lymphoma. The 73 percent overall response rate reported, including complete responses, is promising.”

Additionally, Infinity presented translational data showing that IPI-145 affects key signaling molecules in the tumor microenvironment, providing a potential mechanistic rationale underlying the clinical activity of IPI-145 observed in both iNHL and chronic lymphocytic leukemia (CLL).

“These results in patients with relapsed/refractory indolent non-Hodgkin lymphoma reinforce Infinity’s vision for IPI-145,” stated Julian Adams, Ph.D., president of R&D at Infinity. “We believe IPI-145 has the potential to become the best treatment for patients with indolent non-Hodgkin lymphoma, which is why we’re excited about continuing to advance IPI-145 in DYNAMO.”

Infinity is currently enrolling patients in DYNAMO, a Phase 2 study evaluating the safety and efficacy of IPI-145 in approximately 120 patients with refractory iNHL whose disease is refractory to radioimmunotherapy or to both rituximab and chemotherapy and who have progressed within six months of receiving their last therapy. The primary endpoint of the study is response rate according to the International Working Group (IWG) criteria.1

Updated Phase 1 Data in Patients with iNHL

Updated Phase 1 data in 15 patients with relapsed/refractory iNHL who received IPI-145 at doses ≤ 25 mg BID were included in a poster presentation, “Treatment with the potent PI3K-delta, gamma inhibitor, IPI-145, is associated with rapid decreases in specific cytokines, chemokines and matrix metalloproteinases in the serum of patients with chronic lymphocytic leukemia and indolent non-Hodgkin lymphoma” (Abstract #1633).

Data showed that IPI-145 was clinically active, with a 73 percent overall response rate (11 of 15 evaluable patients) and a 20 percent complete response rate (3 of 15 patients). Eight patients (53 percent) remain progression-free for over one year.

IPI-145 was generally well tolerated, and the majority of side effects were low-grade, asymptomatic and transient. The most common ≥ Grade 3 side effects were increases in ALT or AST (two liver enzymes) (38 percent), neutropenia (31 percent) and diarrhea (13 percent).

Translational Data in iNHL and CLL

Additionally, researchers today presented new translational data supporting the rationale for studying IPI-145 in both iNHL and CLL (Abstract #1633). Pharmacodynamic data evaluating serum cytokines, chemokines and metalloproteinases (molecules known to play key roles in the interaction between malignant B-cells and the surrounding microenvironment) showed that IPI-145 rapidly decreased the levels of several of these molecules in the serum of both iNHL and CLL patients. These data provide a potential mechanistic rationale for the clinical activity of IPI-145 observed in both iNHL and CLL and support the use of the 25 mg BID dose in clinical studies in both iNHL and CLL.

In a separate press release issued today, Infinity reported preclinical data in models of aggressive non-Hodgkin lymphoma (aNHL) and T-cell acute lymphoblastic leukemia (T-ALL). Additionally, early Phase 1 clinical data in patients with advanced aNHL were reported, with reductions in adenopathy (decrease in the size of lymph nodes) observed in patients with diffuse large B-cell lymphoma (DLBCL) and Richter transformation, as well as a partial response in a patient with transformed follicular lymphoma.

These posters, presented at the 55th Annual Meeting of ASH, are available in the Publications Archive on Infinity’s website http://www.infi.com/product-candidates-publications.asp.

About the Development of IPI-145 for the Treatment of Blood Cancers

Infinity is developing IPI-145, an oral inhibitor of Class I PI3K-delta,gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The PI3K-delta,gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies as well as inflammatory diseases.

Infinity has launched DUETTS, a worldwide investigation of IPI-145 in blood cancers. As part of the DUETTS program, Infinity is currently enrolling patients in DYNAMO, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUO, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (ClinicalTrials.gov Identifier NCT02004522).

An investigator-sponsored Phase 1b, open-label study of IPI-145 in patients with B-cell NHL, CLL and T-cell lymphoma in combination with rituximab (a monoclonal antibody therapy), bendamustine (a chemotherapy) or both rituximab and bendamustine is also open for enrollment (NCT01871675).

Additionally, a Phase 1 study of IPI-145 in patients with advanced blood cancers is ongoing (NCT01476657).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its ability to execute on its strategic plans; the therapeutic potential of PI3K inhibition and IPI-145; and the potential rationale of investigating IPI-145 in additional indications and combinations therapies. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[1]	Cheson BD, et al. (2007) Revised response criteria for malignant lymphoma. J. Clin Oncol 25:579-586.